AGRIUM INC.,

as Issuer

AND

THE BANK OF NEW YORK MELLON,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 1, 2012

To

Indenture dated as of May 16, 2006, between Agrium Inc., as Issuer, and The Bank of New York Mellon, as successor to The Bank of New York Mellon Trust Company, National Association (formerly known as The Bank of New York Trust Company, N.A.), successor to J.P. Morgan Trust Company, N.A., as Trustee, providing for the issue of Securities

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) is made as of the 1st day of October, 2012, between Agrium Inc. (the “Company”) and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, by an indenture made as of May 16, 2006, between the Company and a predecessor to the Trustee, provision was made for the issue of securities of the Company in one or more series (the “Indenture”);

WHEREAS under and in accordance with the terms of the Indenture, there have heretofore been issued three series of securities;

WHEREAS Section 301 of the Indenture provides that the aggregate principal amount of securities which may be issued thereunder is unlimited but securities may be issued only upon and subject to the conditions and limitations set forth therein;

WHEREAS the Company desires and may from time to time desire to issue Securities (as defined herein) having the attributes and characteristics hereinafter set forth;

WHEREAS the Company is not in default under the Indenture;

WHEREAS all necessary acts and proceedings have been done and taken and all necessary resolutions passed to authorize the execution and delivery of this First Supplemental Indenture and to make the same legal, valid and binding upon the Company;

WHEREAS the foregoing recitals are made as representations and statements of fact by the Company and not the Trustee; and

WHEREAS the Company is permitted to enter into this First Supplemental Indenture pursuant to Section 901 of the Indenture with the intent that the provisions of this First Supplemental Indenture will apply only to the Securities;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this First Supplemental Indenture, might operate to limit such action, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE 1—DEFINITIONS

1.01	General.

Capitalized terms used but not defined in this First Supplemental Indenture shall have the specified meanings set forth in the Indenture. For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

“Securities” has the meaning set forth in the Indenture, except that it shall not include the 7.125% Debentures due May 23, 2036, the 6.750% Debentures due January 15, 2019 and the 6.125% Debentures due January 15, 2041.

1.02	Application to Securities Only.

The provisions of this First Supplemental Indenture shall only be applicable to the Securities.

ARTICLE 2—AMENDMENT

2.01	Definitions.

Section 101 of the Indenture is amended to delete the definition of “Attributable Debt”.

Section 101 of the Indenture is amended to add the following definition after the definition of “Canada”:

“Capital Stock” means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible or exchangeable for corporate stock), warrants or other options to purchase any thereof.

Section 101 of the Indenture is amended to add the following definition after the definition of “Maturity”:

“Non-Recourse Debt” means Debt to finance the creation, development, construction or acquisition of properties or assets and any increases in or extensions, renewals, refinancings, replacements or refundings of such Debt, provided that the recourse of the lender thereof (including any agent, trustee, receiver or other Person acting on behalf of such lender) in respect of such Debt is limited in all circumstances to the properties or assets created, developed, constructed or acquired in respect of which such Debt has been incurred and to the receivables, inventory, equipment, chattel paper, contracts, intangibles and other assets, rights or collateral connected with the properties or assets so created, developed, constructed or acquired.

Section 101 of the Indenture is amended to add the following definition after the definition of “Predecessor Security”:

“Principal Property” means (a) any real property interest, including any mining claims and leases, and any manufacturing plants, distribution facilities, warehouses or other improvements thereon, owned or leased by the Corporation or any Subsidiary of the Corporation, whether owned or leased as of the date of this Indenture or thereafter, the gross book value of which (when combined with any property in proximity thereto which is an integral part of the same project) exceeds 3% of Consolidated Net Tangible Assets, other than any real property interest or any manufacturing plant, distribution facility, warehouse or other improvements thereon which the Board of Directors by resolution declares are not material to the total business conducted by the Corporation and its Subsidiaries as an entirety and which, when taken together with all other real property interests and any manufacturing plants, distribution facilities, warehouses or other improvements thereon as to which such declaration has been so made, is so declared by the Board of Directors to be not of material importance to the total business conducted by the Corporation and its Subsidiaries as an entirety and (b) any of the Capital Stock or debt securities issued by any Significant Subsidiary of the Corporation.

Section 101 of the Indenture is amended to delete the definition of “Sale/Leaseback Transaction”.

2.02	Governing Law.

Section 111 of the Indenture is amended to add the following sentence at the end of the Section:

Each of the Corporation and the Trustee hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Indenture, the Securities or the transaction contemplated hereby or thereby.

2.03	Events of Default.

Section 501(5) of the Indenture is deleted in its entirety and the following substituted therefor:

(5) acceleration of any Debt of the Corporation or any Subsidiary of the Corporation (without such acceleration having been rescinded, annulled or otherwise cured) or any failure to pay at final maturity any Debt of the Corporation or any Subsidiary of the Corporation in an aggregate amount in excess of the greater of $100 million or 5% of Shareholders’ Equity;

2.04	Certain Duties and Responsibilities.

Section 601(2) of the Indenture is deleted in its entirety and the following substituted therefore:

(2) In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

2.05	Certain Rights of Trustee.

Section 602(h) of the Indenture is deleted in its entirety and the following substituted therefor:

(h) the Trustee shall not be deemed to have notice or be charged with knowledge of any default or Event of Default unless written notice of such default or Event of Default from the Corporation or any Holder is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Securities and this Indenture;

Section 602 of the Indenture is amended to add the following provisions to the end of the Section:

(k) the Trustee may request that the Corporation deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;

(l) anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential or other similar loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action; and

(m) the Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its control, including, without limitation, any provision of any law or regulation or any act of any governmental authority, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions;

loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

2.06	Moneys Held in Trust.

Section 607 of the Indenture is deleted in its entirety and the following substituted therefor:

Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Corporation.

2.07	Limitation on Liens.

Section 1008 of the Indenture is deleted in its entirety and the following substituted therefor:

Limitation on Liens. The Corporation will not, and will not permit any Subsidiary of the Corporation to, Incur any Debt if such Debt is secured by a mortgage, pledge, security interest or lien (a “mortgage” or “mortgages”) upon any Principal Property, without in any such case effectively providing that the Securities shall be secured equally and ratably with (or prior to) such Debt for so long as such Debt shall be so secured; provided, however, that the foregoing restrictions shall not apply to mortgages on or with respect to property that is not Principal Property or to: (a) mortgages existing on the date the Securities are originally issued or mortgages provided for under the terms of agreements existing on such date; (b) mortgages on any property acquired or constructed by the Corporation or any Subsidiary of the Corporation after the date of this Indenture that are created or assumed contemporaneously with or within one year after such acquisition or construction to secure or provide for the payment of all or part of the purchase price or cost of construction thereof (or to secure any Debt Incurred by the Corporation or a Subsidiary of the Corporation for the purpose of financing all or a part of the purchase price or cost of construction thereof or of improvements thereon); (c) existing mortgages on property acquired (including mortgages on any property acquired from a Person that is consolidated or amalgamated with or merged with or into the Corporation or a Subsidiary of the Corporation) or mortgages outstanding at the time any Person becomes a Subsidiary of the Corporation that are not Incurred in connection with such entity becoming a Subsidiary of the Corporation; (d) mortgages in favor of the Corporation or any Subsidiary of the Corporation; (e) mortgages on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute; (f) mortgages on any property to secure asset retirement, reclamation or similar obligations, or to secure penalties, assessments, clean-up costs or other governmental charges relating to environmental protection matters; (g) mortgages in connection with Debt which, by its terms, is Non-Recourse Debt to the Corporation or any of its Subsidiaries; (h) any extension, renewal, refinancing, replacement or refunding (or successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of any mortgage referred to in any foregoing clause (a), (b), (c), (d), (e), (f) or (g) provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal, refinancing, replacement or refunding, together with the reasonable costs (including without limitation any premiums or make-whole payments) related to such extension, renewal, refinancing, replacement or refunding, and that security for such extension, renewal, refinancing, replacement or refunding shall be limited to all or a part of the property that secured the mortgage so extended, renewed, refinanced, replaced or refunded (plus improvements on such property); and (i) any mortgage which would otherwise be subject to the foregoing restrictions; provided, however, that the aggregate principal amount of the Debt so secured, together with the aggregate principal amount of other Debt secured by mortgages then outstanding (excluding Debt secured by mortgages permitted under the foregoing exceptions and any obligation existing on the date the Securities are originally issued that becomes Debt after such date solely due to a change in Canadian generally accepted accounting principles) would not then exceed 15% of Consolidated Net Tangible Assets.

2.08	Limitation on Sale/Leaseback Transactions.

Section 1009 of the Indenture is deleted in its entirety.

2.09	Provision of Financial Information.

Section 1010 of the Indenture is deleted in its entirety and the following substituted therefor:

Provision of Financial Information. The Corporation shall file with the Trustee and transmit to all Holders, as their names and addresses appear in the Security Register, within 15 days after it files them with the Commission and in the manner provided in the Trust Indenture Act and the rules and regulations promulgated thereunder, copies of its annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rule and regulation prescribe) which the Corporation is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Corporation may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Corporation shall continue to file with the Commission and the Trustee and transmit to Holders (a) within 140 days after the end of each fiscal year, annual reports on Form 20-F or 40-F as applicable (or any successor form), containing the information required to be contained therein (or required in such successor form); and (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form), containing the information which, regardless of applicable requirements shall, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on The Toronto Stock Exchange, whether or not the Corporation has any of its securities so listed. Each of such reports will be prepared in accordance with Canadian disclosure requirements and generally accepted accounting principles, provided, however, that the Corporation shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings. For the avoidance of doubt, except as otherwise expressly provided in the Trust Indenture Act and the rules and regulations promulgated thereunder and the rules and regulations of the Commission, delivery of the information, documents and reports required by this section in electronic format shall be deemed to constitute filing with the Commission and the Trustee and transmission to Holders, as applicable. Delivery of such information, documents and reports to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Corporation’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE 3—MISCELLANEOUS

3.01	Effectiveness.

This First Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee. Upon the execution and delivery of this First Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and the rights of every Holder of Securities shall hereafter be determined, exercised and enforced subject in all respects to the terms of this First Supplemental Indenture, and all the terms and conditions of the Indenture as amended or supplemented by this First Supplemental Indenture for any and all purposes.

3.02	Indenture Remains in Full Force and Effect.

Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

3.03	Indenture and First Supplemental Indenture Construed Together.

This First Supplemental Indenture is an indenture supplemental to the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

3.04	Confirmation and Preservation of Indenture.

The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

3.05	Trust Indenture Legislation Controls.

Each of the Company and the Trustee agrees to comply with the provisions of the Trust Indenture Legislation, to the extent applicable, in connection with this First Supplemental Indenture and any action to be taken hereunder. If and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with any mandatory requirement of the Trust Indenture Legislation, such mandatory requirement shall prevail.

3.06	Severability.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.07	Headings.

The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

3.08	Benefits of Supplemental Indenture, etc.

Nothing in this First Supplemental Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Securities Registrar and their respective successors hereunder and the Holders of Securities, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

3.09	Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns.

3.10	Trustee Not Responsible for Recitals.

The statements and recitals contained herein shall be taken as the statements of the Company, and the Trustee shall not be liable for or assume any responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this First Supplemental Indenture or the due authorization of this First Supplemental Indenture by the Company.

3.11	Certain Duties and Responsibilities of the Trustee.

In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

3.12	Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS FIRST SUPPLEMENTAL INDENTURE.

3.13	Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date and year first above written.

AGRIUM INC., as Issuer

By:	/s/ Stephen Dyer
Name: Stephen Dyer Title: CFO

By:	/s/ Angela Lekatsas
Name: Angela Lekatsas Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Erika Walker
Name: Erika Walker Title: Vice President